Exhibit 99
Quarterly Shareholder Brochure of CNB Corporation
July 18, 2007
Dear Shareholder,
At the organizational meeting held May 15, 2007 Vincent Hillesheim was reelected Chairman of the Board of CNB Corporation and Citizens National Bank. This will be Vince’s second year as Chairman; I very much appreciate the support and assistance he has rendered.
Notwithstanding the economic conditions in Michigan, the bank is holding its own. Net income for the Corporation for the six months ended June 30, 2007 decreased 15.3% to $1,431,000, or $1.15 basic earnings per share compared to $1,690,000, or $1.37 basic earnings per share for the same period last year. The 2006 net income included income of $336,000 or $.27 basic earnings per share from the sale of property to Walgreens.
Deposits as of June 30, 2007 increased 4.1% to $230.6 million, compared with $221.4 million the same time last year. Assets of the Corporation at the end of the first six months were $261.2 million, compared with $251.6 million last year, an increase of 3.8%. As with last year at this time the good news in this report is that our loan portfolio grew from $165.3 million to $174.3 million in the last year; our loan portfolio interest income increased $557,000 over last year which assisted in offsetting the $860,000 increase in interest paid to our depositors over last year.
At its June meeting the board declared a $0.42 per share dividend payable to shareholders of record June 28, 2007. This dividend, equal to the first quarter’s dividend, was paid to shareholders on July 10, 2007.
On July 1st we launched our new service charge “free” consumer checking account with free online bill pay. The new account provides customers with upgrade options to include free check printing, personal identity protection, savings on pharmacy, vision, hearing and travel expenses, as well as shopping discounts. The product roll out includes not only our existing customers but also markets to those in our service area who presently do not have their checking accounts with our bank.
Lastly, I want to inform you that I will retire as president and chief executive officer of the corporation and its subsidiary, Citizens National Bank, at the end of the year. I thank you, the shareholders of CNB Corporation, for giving me the privilege of leading this great organization for these past years. While I am leaving the position of president and chief executive officer I will continue my board position which began in 1983 and will act as Senior Advisor to management. The board, with my wholehearted endorsement, has selected Executive Vice President and Cashier Susan A. Eno to succeed me. Sue will do an excellent job; her 35 year tenure at the bank has already proven her capabilities.
Sincerely,
James C. Conboy, Jr.
President and CEO

CNB Corporation
Consolidated Balance Sheets
(UNAUDITED)
in thousands of dollars

	June 30,
	2007	2006
ASSETS
Cash and due from banks	$6,548	$8,747
Interest-bearing deposits with other financial institutions	1,246	0
Federal funds sold	7,328	3,119

Total cash and cash equivalents	15,122	11,866

Securities available for sale	51,813	58,009
Securities held to maturity (market value of $5,472 in 2007 and $4,851 in 2006)	5,431	4,843
Other securities	1,008	1,053

Total investment securities	58,252	63,905

Loans	174,250	165,297
Less allowance for loan losses	(1,606)	(1,487)

Loans, Net	172,644	163,810

Premises and equipment, net	6,483	5,714
Other assets	8,656	6,335

Total assets	$261,157	$251,630

LIABILITIES
Deposits
Noninterest-bearing demand	$41,643	$40,424
Interest-bearing deposits	188,907	180,997

Total deposits	230,550	221,421

Other liabilities	5,179	4,946

Total liabilities	235,729	226,367

SHAREHOLDERS’ EQUITY
Common Stock	3,099	3,097
Surplus	20,482	20,459
Retained Earnings and Accumulated other Comprehensive Income/(Loss)	1,847	1,707

Total shareholders’ equity	25,428	25,263

Total liabilities and shareholders’ equity	$261,157	$251,630

Consolidated Statement of Income
(Unaudited)
in thousands of dollars
Six months ended June 30,

	2007	2006	2005
INTEREST INCOME
Interest and fees on loans	$6,386	$5,829	$5,024
Interest on securities:
Taxable	932	909	1,046
Tax exempt	238	237	304
Other interest income	450	160	107

Total interest income	8,006	7,135	6,481

INTEREST EXPENSE ON DEPOSITS	2,986	2,126	1,379

NET INTEREST INCOME	5,020	5,009	5,102
Provision for loan losses	138	60	60

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,882	4,949	5,042

NONINTEREST INCOME

Service charges and fees	572	469	457
Net realized gains from sale of loans	63	82	112
Loan servicing fees, net of amortization	67	59	57
Gain on sale of premises and equipment	0	509	0
Gain on life Insurance	39	0	300
Other income	97	92	103

Total noninterest income	838	1,211	1,029

NONINTEREST EXPENSES
Salaries and benefits	2,129	2,163	2,033
Occupancy	586	537	419
Supplies	113	111	92
Other expenses	900	976	1,216

Total noninterest expenses	3,728	3,787	3,760

INCOME BEFORE INCOME TAXES	1,992	2,373	2,311
Income tax expense	561	683	574

NET INCOME	$1,431	$1,690	$1,737

BASIC NET INCOME PER SHARE	$1.15	$1.37	$1.40